EXHIBIT 10.1
MICROCHIP TECHNOLOGY INCORPORATED
EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN
(As amended on May 16, 2016)
1.    Purposes of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to: (1) perform to the best of their abilities, and (2) achieve the Company's objectives. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).
2.    Definitions.
(a)    "Award" means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee's authority under Section 8(a) to eliminate or reduce the Award otherwise payable.
(b)    "Base Salary" means as to any Performance Period, the Participant's annualized salary rate on the first day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
(c)    "Board" means the Board of Directors of the Company.
(d)    "Code" means the Internal Revenue Code of 1986, as amended.
(e)    "Committee" means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as "outside directors" within the meaning of Section 162(m).
(f)    "Company" means Microchip Technology Incorporated or any of its subsidiaries (as such term is defined in Code Section 424(f)).
(g)    "Determination Date" means the latest possible date that will not jeopardize a Target Award or Award's qualification as Performance-Based Compensation.
(h)    "Fiscal Quarter" means a fiscal quarter of the Company.

(i)    "Fiscal Year" means a fiscal year of the Company.
(j)    "Maximum Award" means as to any Participant for any Performance Period, $2.5 million.
(k)    "Participant" means an executive officer of the Company participating in the Plan for a Performance Period.
(l)    "Payout Formula" means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
(m)    "Performance-Based Compensation" means compensation that is intended to qualify as "performance-based compensation" within the meaning of Section 162(m).
(n)    "Performance Goals" means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the performance measures for any performance period will be any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis or relative to a pre-established target, to a previous period's results to a designated comparison group, and/or to another Performance Goal and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles ("GAAP"), in accordance with accounting principles established by the International Accounting Standards Board ("IASB Principles") or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow) or cash flow margin, (ii) cash position, (iii) revenue (on an absolute basis or adjusted for currency effects), (iv) gross margin, (v) operating margin, (vi) operating expenses or operating expenses as a percentage of revenue, (vii) earnings (which may include, without limitation, earnings before interest and taxes, earnings before taxes and earnings before income, taxes, depreciation and amortization), (viii) earnings per share, (ix) operating income or operating income as a percentage of revenue, (x) net income, (xi) stock price, (xii) return on equity, (xiii) total stockholder return, (xiv) growth in stockholder value relative to a specified publicly reported index (such as the S&P 500 Index), (xv) return on capital, (xvi) return on assets or net assets, (xvii) return on investment, (xviii) economic value added, (xix) market share, (xx) contract awards or backlog, (xxi) overhead or other expense reduction, (xxii) credit rating, (xxiii) objective customer indicators (including, without limitation, a customer satisfaction rating), (xxiv) new product invention or innovation, (xxv) attainment of research and development milestones, (xxvi) improvements in productivity, (xxvii) attainment of objective operating goals, and (xxviii) objective employee metrics. The Committee shall appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial conditions and results of operations appearing in the Company's reporting with the Securities and Exchange

Commission for the applicable year, and (ii) the effect of any changes in accounting principles affecting the Company's or a business unit's reported results.
(o)    "Performance Period" means any Fiscal Quarter or Fiscal Year, or such other longer period but not in excess of five Fiscal Years, as determined by the Committee in its sole discretion.
(p)    "Plan" means this Performance Bonus Plan.
(q)    "Plan Year" means the Company's fiscal year.
(r)    "Section 162(m)" means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.
(s)    "Target Award" means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.
3.    Plan Administration.
(a)    The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:
(i)    discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;
(ii)    to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and
(iii)     to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.
(b)    Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
4.    Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be executive officers of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5.    Performance Goal Determination. The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing prior to the Determination Date.
6.    Target Award Determination. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.
7.    Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant's Award for any Performance Period exceed the Maximum Award.
8.    Determination of Awards; Award Payment.
(a)    Determination and Certification. After the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula but shall not have the right to increase the Award above that which would otherwise be payable under the Payout Formula.
(b)    Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. A Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder.
(c)    Form of Distributions. The Company shall distribute all Awards to the Participant in cash.
(d)    Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period.

(e)    Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any deferrals or deferral elections hereunder shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, and must comply with the requirements of Code Section 409A.
9.    Term of Plan. Subject to its re-approval at the 2016 annual meeting of the Company's stockholders, the Plan shall continue until terminated under Section 10 of the Plan.
10.    Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (a) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (b) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to shareholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.
11.    Forfeiture Events. All Awards will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, an applicable Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued under the Plan during the 12 month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
12.    Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.
13.    At-Will Employment. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an expressed contract of employment or any other contractual rights between the

Company and its employees. The employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.
14.    Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
15.    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
16.    Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.
17.    Governing Law. The Plan shall be governed by the laws of the State of Arizona, without regard to conflicts of law provisions thereunder.